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                                                                  Exhibit 5.1

November 20, 1998

IMC Global Inc.
2100 Sanders Road
Northbrook, Illinois  60062

          Re: Registration of 8,623,269 Shares of Common Stock and 8,623,269 Warrants to purchase Common Stock

Ladies and Gentlemen:

          I have acted as counsel to IMC Global Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's post-effective amendment no. 2 on Form S-3 (the "Post-Effective Amendment") to its registration statement on Form S-4 (file no. 333-40377) (the "Registration Statement") relating to the registration of 8,623,269 Warrants to purchase Common Stock, $1.00 par value (the "Common Stock"), of the Company (the "Warrants"), and 8,623,269 shares of Common Stock to be issued pursuant to the exercise of the Warrants (the "Warrant Stock").

          I am familiar with the proceedings to date with respect to the issuance of the Warrants and proposed issuance of the Warrant Stock and have examined such records, documents and questions of law, and satisfied myself as to such matters of law as I have considered relevant and necessary as a basis for this opinion. Based on the foregoing, it is my opinion that:

          1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

          2.   The Warrants are duly authorized and legally issued.

          3. Each share of Warrant Stock will be legally issued, fully paid and non-assessable when certificates representing such shares shall have been duly executed, countersigned and registered and duly delivered upon receipt by the Company of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Warrant Agreement by and between the Company and the American Stock Transfer & Trust Company, a New York corporation, pursuant to which the Warrants were issued.

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          The foregoing opinions are limited to the federal laws of the United
States of America and the General Corporation Law of the State of Delaware. I express no opinion as to the application of the securities or blue sky laws of the various states to the sale of the Warrant Stock.

          I hereby consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment and to all references to me included in or made part of the Registration Statement described above and any related Prospectus.


                                   Very truly yours,



                                    /s/ Phillip Gordon
                                   ------------------------------------
                                   Phillip Gordon
                                   Senior Vice President
                                   and General Counsel
                                   IMC Global Inc.


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